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Exhibit 99.2

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

The Board of Directors
Genesis Lease Limited
4450 Atlantic Avenue
Westpark, Shannon
Co. Clare, Ireland

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated September 17, 2009, to the Board of Directors of Genesis Lease Limited ("Genesis") as Annex D to, and to the reference thereto under the captions "SUMMARY—Opinion of Citigroup Global Markets Inc., Genesis' Financial Advisor" and "THE AMALGAMATION—Opinion of Citigroup Global Markets Inc., Genesis' Financial Advisor" in, the proxy statement/prospectus relating to the proposed amalgamation involving Genesis and AerCap Holdings N.V. ("AerCap"), which proxy statement/prospectus forms a part of the Registration Statement on Form F-4 of AerCap. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                      Very truly yours,

                      /s/ CITIGROUP GLOBAL MARKETS INC.

                      CITIGROUP GLOBAL MARKETS INC.

October 6, 2009

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  Exhibit 99.2
[ LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC. ]